UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 28, 2012

SECUREALERT, INC.
(Exact name of registrant as specified in its charter)

Commission File No. 0-23153

Utah	87-0543981
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

150 West Civic Center Drive, Suite 100, Sandy, Utah  84070
(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (801) 451-6141

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Beginning December 21, 2011, a special committee of directors of SecureAlert, Inc. (the "Company"), with the assistance of independent counsel, has been evaluating related party transactions by former executives, officers and directors of the Company during fiscal years 2007 and 2008.  The special committee was formed as a result of an internal review of certain transactions involving former CEO and director David G. Derrick and former President and director James J. Dalton and/or their affiliates.

The internal review, while not concluded, raised questions that Messrs. Derrick and Dalton may have been affiliated directly or indirectly with, and/or assisted in the financing of certain entities to which the Company sold its TrackerPAL devices in fiscal years 2007 and 2008, which may require further disclosure.

The Company contacted the Securities and Exchange Commission (the "SEC") and met with them on February 28, 2012, along with Mr. Derrick and Mr. Derrick’s and Mr. Dalton’s legal representatives, to report the Company’s preliminary findings and ongoing internal investigation regarding certain transactions during fiscal years 2007 and 2008.

The Company is now working with its advisors and auditors to complete a thorough evaluation of the transactions in question, in order to determine whether any changes will be required to its financial statements or reports of operations for the fiscal years 2007 and 2008.  Upon conclusion of its review, the Company will report its findings back to the SEC promptly.  Messrs. Derrick and Dalton will fully cooperate with the Company’s ongoing inquiry into these matters.

The transactions under review during fiscal years 2007 and 2008 have no effect on the financial reports related to fiscal years 2009 through 2011, including the Company’s most recently submitted 10-Q Report, which was filed on February 14, 2012.

Item 9.01 Exhibits

Press Release dated February 29, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SecureAlert, Inc.

	By:	/s/ John L. Hastings, III

Dated: February 29, 2012	Its:	CEO